Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sally Beauty Holdings, Inc.:

We consent to the use of our report dated November 14, 2018 with respect to the consolidated balance sheets of Sally Beauty Holdings, Inc. as of September 30, 2018 and 2017, and the related consolidated statements of earnings, comprehensive income, cash flows, and stockholders’ deficit for each of the years in the three-year period ended September 30, 2018, and the related notes and the effectiveness of internal control over financial reporting incorporated by reference in the registration statement.

/s/ KPMG LLP

Dallas, Texas

January 31, 2019